Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TWFG, INC.
(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)
TWFG, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: The name of the Corporation is TWFG, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 8, 2024.
SECOND: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), by written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law. The effective date of this Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.
THIRD: This Certificate of Incorporation amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect to read as follows:
1.    Name. The name of the Corporation is TWFG, Inc.
2.    Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of its registered agent at such address is the Corporation Service Company.
3.    Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
4.    Number of Shares.
4.1    The total number of shares of all classes of stock that the Corporation shall have authority to issue is 550,000,000 shares, consisting of: (i) 500,000,000 shares of common stock, divided into (a) 300,000,000 shares of Class A common stock, with the par value of $0.01 per share (the “Class A Common Stock”), (b) 100,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock”) and (c) 100,000,000 shares of Class C common stock, with the par value of $0.00001 per share (the “Class C Common Stock”) and, together with Class A Common Stock and the Class B Common Stock, the “Common Stock”); and (ii) 50,000,000 shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).
4.2    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding shares of Class B Common Stock and Class C Common Stock, together with the corresponding LLC Units, pursuant to Section 10.01 of the TWFG LLC Agreement and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.
5.    Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
5.1    Common Stock.
(i)    Voting Rights.
(1)    Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Each holder of Class C Common Stock will be entitled to ten votes for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, each holder of Class C Common Stock will be entitled to one vote per share automatically from and after the close of business on the date that is the first to occur of (i) twelve (12) months following the date of the death or Disability of the Founder, or (ii) upon the first trading day on or after such date as the outstanding shares of Class C Common Stock represent less than ten percent (10%) of the then-outstanding Common Stock, which date, in the case of clause (i) and (ii), may be extended to eighteen (18) months upon affirmative approval of a majority of the Independent Directors. However, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of

Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under General Corporation Law.
(2)    (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and/or the Class C Common Stock, (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock and/or the Class C Common Stock and (c) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock and/or the Class B Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination (x) constitutes a Disposition Event in which holders of Paired Interests are required to exchange such Paired Interests pursuant to Section 10.04 of the TWFG LLC Agreement in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the TWFG LLC Agreement as in effect prior to such Disposition Event and (y) provides for payments under or in respect of the tax receivable or similar agreement entered into by the Corporation from time to time with any holders of Common Stock and/or securities of TWFG Holding Company, LLC to be made in connection with any such merger, consolidation or other business combination in accordance with the terms of such tax receivable or similar agreement as in effect prior to such merger, consolidation or other business combination.
(3)    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(4)    If at any time the ratio at which Paired Interests are redeemable or exchangeable for shares of Class A Common Stock pursuant to Article 10 of the TWFG LLC Agreement is amended, the number of votes per share of Class B Common Stock and Class C Common Stock to which holders of shares of Class B Common Stock and Class C Common Stock, as applicable, are entitled pursuant to Section 5.1(i)(1) shall be adjusted accordingly.

(ii)    Dividends; Stock Splits or Combinations.
(1)    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.
(2)    Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock or Class C Common Stock.
(3)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.
(iii)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting (1) the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with Section 10.01 of the TWFG LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up) or (2) the rights of the holders of Class C Common Stock to exchange their shares of Class C Common Stock, together with the corresponding LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with Section 10.01 of the TWFG LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock and Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
5.2    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
6.    Class B Common Stock and Class C Common Stock.
6.1    Retirement of Class B Common Stock and Class C Common Stock. For the avoidance of doubt, a holder of Class B Common Stock or Class C Common Stock, as applicable, may surrender such shares of Class B Common Stock or Class C Common Stock, as applicable, to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock or Class C Common Stock to the Corporation, the Corporation

will take all actions necessary to retire such shares and such shares will not be reissued by the Corporation.
6.2    Transfer of Class B Common Stock or Class C Common Stock. Except as set forth in Section 6.1, no holder of Class B Common Stock or Class C Common Stock may Transfer shares of Class B Common Stock or Class C Common Stock, as applicable, to any person unless such holder Transfers a corresponding number of LLC Units to the same person in accordance with the provisions of the TWFG LLC Agreement, as such agreement may be amended from time to time in accordance with the terms thereof. If any outstanding share of Class B Common Stock or Class C Common Stock ceases to be held by a holder of an LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class C Common Stock, as applicable, be transferred to the Corporation for no consideration and retired.
6.3    Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance upon exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding Paired Interests, pursuant to Section 10.01 of the TWFG LLC Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.
6.4    Reservation of Shares of Class B Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class B Common Stock, solely for the purpose of the issuance upon automatic conversion of Class C Common Stock pursuant to Section 6.7 herein, the number of shares of Class B Common Stock that are issuable upon conversion of all outstanding shares of Class C Common Stock. The Corporation covenants that all the shares of Class B Common Stock that are issued upon the automatic conversion of such Class C Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.
6.5    Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of shares of Class B Common Stock or Class C Common Stock of their right under Section 10.01 of the TWFG LLC Agreement to exchange Paired Units will be made without charge to the holders of the shares of Class B Common Stock or Class C Common Stock, as applicable, for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock or Class C Common Stock, as applicable, being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.6    Preemptive Rights. To the extent LLC Units are issued pursuant to the TWFG LLC Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation (including pursuant to Article 3 (or any equivalent successor provision) of the TWFG LLC Agreement), an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued to the same Person to which such LLC Units are issued at par.
6.7    Conversion of the Class C Common Stock. If any outstanding share of Class C Common Stock ceases to be held by a Class C Permitted Holder in connection with a Transfer of such share of Class C Common Stock to another holder permitted by Section 6.2, such share shall automatically and without further action on the part of the Corporation or any such holder of Class C Common Stock be converted into one fully paid and nonassessable share of Class B Common Stock.
7.    Board of Directors.
7.1    Number of Directors; Composition of the Board.
(i)    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Until such time as the Majority Ownership Requirement is no longer met, the Board will consist of a single class of Directors each elected annually at the annual meeting of stockholders. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be not less than three (3) nor more than eleven (11), with the then authorized number of Directors constituting the entire Board being fixed from time to time by the Board.
(ii)    During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.
(iii)    Until the Substantial Ownership Requirement is no longer met, the holders of a majority of the outstanding shares of Class C Common Stock may, by written consent, designate the nominees for a majority of the members of the Board, including the nominee for the Chairman.
7.2    Staggered Board. Following the time when the Majority Ownership Requirement is no longer met, the Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the time when the Majority Ownership Requirement is no longer met; Class II Directors shall initially serve until the second annual meeting of stockholders following the time when the Majority Ownership Requirement is no longer met; and Class III Directors shall initially serve until the third annual meeting of stockholders following the time when the Majority Ownership Requirement is no longer met. Commencing with the first annual meeting of stockholders following the time when the Majority Ownership Requirement is no longer met, each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such Director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. Immediately following the time when the Majority Ownership Requirement is no longer met, the Board is authorized to designate the members of the Board then in office as Class I Directors, Class II Directors or Class III Directors. In making such designation, the Board shall equalize, as nearly as possible, the number of Directors in each class. In the event of any change in the number of Directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.
7.3    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, or, until the Majority Ownership Requirement is no longer met, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.
7.4    Removal of Directors. Except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, but only for cause by the affirmative vote of the holders of seventy-five percent (75%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that until the Majority Ownership Requirement is no longer met, any Director may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.
8.    Meetings of Stockholders.
8.1    Action by Written Consent. From and after the date that the Majority Ownership Requirement is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Class C Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class C Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class C Common Stock. Until the Majority Ownership Requirement is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of a majority of the total voting power of the Corporation entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.
8.2    Meetings of Stockholders. (i) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.
(ii)    Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (1) by or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies or (2) by or at the direction of the Chairman, the Vice Chairman or the Chief Executive Officer. In addition, until the Majority Ownership Requirement is no longer met, special meetings of stockholders of the Corporation may be called by the Secretary of the Corporation at the request of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. From and after the date that the Majority Ownership Requirement is no longer met, the ability of the stockholders to call a special meeting is specifically denied.
8.3    No Cumulative Voting. There shall be no cumulative voting in the election of directors.
9.    Business Combinations.
9.1    Section 203 of the General Corporation Law. The Corporation will not be subject to the provisions of Section 203 of the General Corporation Law until the Majority Ownership Requirement is no longer met. At that time, such election shall be automatically withdrawn and the Corporation will thereafter be governed by Section 203 of the General Corporation Law; provided that it shall only apply to a “person” that became an “interested stockholder” (each as defined in Section 203 of the General Corporation Law) after the Corporation became subject to Section 203 of the General Corporation Law.
10.    Limitation of Liability.
10.1    To the fullest extent permitted under the General Corporation Law, as amended from time to time, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.
10.2    Any amendment or repeal of Section 10.1 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
11.    Indemnification.
11.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person (a “Covered Person”) who was or is a party or is threatened to be made a party to or otherwise involved any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.3 with respect to Proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

Any reference to an officer of the Corporation in this Article 11 shall be deemed to refer exclusively to the Chairman, Vice Chairman, Chief Executive Officer, President, Vice Presidents, Secretary, Treasurer and any other officers of the Corporation appointed pursuant to Section 5.01 of the Corporation’s By-laws, and any reference to an officer of any other entity or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and by-laws or equivalent organizational documents of such other entity or enterprise.
11.2    Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article 11 (which shall be governed by Section 11.3); provided, however, that to the extent required by applicable law or in the case of advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, such payment of expenses in advance of the final disposition of the Proceeding shall be made solely upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified or entitled to advancement of expenses under this Article 11 or otherwise.
11.3    Claims. If a claim for indemnification or advancement of expenses under this Article 11 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim or to obtain an advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.
11.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 11 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.
11.5    Other Sources. Subject to Section 11.6, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
11.6    Indemnitor of First Resort. In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person is primary and any obligation of any Principal Stockholder (including any Affiliate thereof other than the Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of any Principal Stockholder to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary) and (ii) if any Principal Stockholder (or any Affiliate thereof, other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Principal Stockholder (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment, (y) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable such Principal Stockholder (or such Affiliate) effectively to bring suit to enforce such rights and (z) the Corporation shall fully indemnify, reimburse and hold harmless such Principal Stockholder (or such other Affiliate, as the case may be) for all such payments actually made by such Principal Stockholder (or such other Affiliate). Each of the Principal Stockholders (and any Affiliate thereof) shall be third-party beneficiaries with respect to this Section 11.6, entitled to enforce this Section 11.6.
11.7    Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
11.8    Other Indemnification and Prepayment of Expenses. This Article 11 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.
11.9    Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Article 11 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 11 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Article 11 will apply to claims made against any Covered Person described in this Article 11 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Article 11 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a Director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 11 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
11.10    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.
12.    Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the date that the Majority Ownership Requirement is no longer met, in addition to any other vote otherwise required by law, the affirmative vote of the holders of seventy-five percent (75%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.
13.    Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Sections 7.1(i), 7.2, 7.3 and 7.4 of Article 7, Sections 8.1 and 8.2 of Article 8 or Article 9, 11, 12, 13 or 14 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) until the Majority Ownership Requirement is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (ii) from and after the date that the Majority Ownership Requirement is no longer met, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of seventy-five percent (75%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.
14.    Forum for Adjudication of Disputes.
14.1    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”)) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-Laws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-Laws (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery or (vi) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (vi) above, any claim (A) as to which such Delaware Court determines that there is an indispensable party not subject to the jurisdiction of such Delaware Court (and the indispensable party does not consent to the personal jurisdiction of such Delaware Court within ten days following such determination); (B) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Courts; (C) for which the Delaware Courts do not have subject matter jurisdiction; or (D) any action arising under the Securities Act of 1933, as amended (the “Securities Act”), as to which the federal district courts for the United States of America (the “U.S. Federal Courts”) shall have exclusive jurisdiction to the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum. Notwithstanding the foregoing, the provisions of this Section 14.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.
14.2    Stockholder Consent to Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 14.1 above is filed in a court other than a court located within the State of Delaware or, in the case of an action arising under the Securities Act, the U.S. Federal Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) (A) the personal jurisdiction of the Delaware Courts in connection with any action brought in any such court to enforce Section 14.1 above other than with respect to any action arising under the Securities Act and (B) the personal jurisdiction of the U.S. Federal Courts, in the case of any action arising under the Securities Act (each under clause (i)(A) and (i)(B), an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
15.    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
16.    Corporate Opportunity. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, any Directors, officers or stockholders or any of their respective Affiliates, except, in the case of Directors and officers, as related to insurance brokerage activities, unless such Director or officer did not become aware of such opportunity related to insurance brokerage activities in his or her capacity as a Director or officer of the Corporation.
17.    Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:
(a)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
(b)    “Board” is defined in Section 5.1(ii)(1).
(c)    “Bunch Holdings” means Bunch Family Holdings, LLC.
(d)    “By-laws” is defined in Section 7.1.

(e)    “Certificate of Incorporation” is defined in the recitals.
(f)    “Chairman” means the Chairman of the Board.
(g)    “Chief Executive Officer” means the Chief Executive Officer of the Corporation.
(h)    “Class A Common Stock” is defined in Section 4.1.
(i)    “Class B Common Stock” is defined in Section 4.1.
(j)    “Class C Common Stock” is defined in Section 4.1.
(k)    “Class C Permitted Holder” means the Founder, any Person that is a member of the Founder's Family Group, Bunch Holdings and Affiliates of Bunch Holdings.
(l)    “Common Stock” is defined in Section 4.1.
(m)    “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(n)    “Corporation” means TWFG, Inc.
(o)    “Covered Person” is defined in Section 11.1.
(p)    “Director” is defined in Section 7.1.
(q)    “Disability” means with respect to an individual, any physical or mental incapacitation that results in such individual’s inability to perform substantially all of his or her duties and responsibilities for the Corporation for a total of one hundred eighty (180) consecutive working days, as determined in accordance with the Family and Medical Leave Act, or an aggregate of one hundred eighty (180) working days during any twelve-month period, as determined by the Board in its good faith judgment.
(r)    “Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of Directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.
(s)    “Exchange Act” is defined in Section 14.1.
(t)    “Family Group” means, as to any Person, (i) an individual, his or her parents, siblings, spouses and descendants and the spouses of such descendants (collectively, the “Individual Group”); (ii) all trusts, the primary beneficiaries of which are one or more members of the Individual Group (“Family Trusts”); and (iii) all entities which are wholly-owned, directly or indirectly, by one or more members of the Individual Group and/or Family Trusts.
(u)    “Founder” means Richard F. (“Gordy”) Bunch III.
(v)    “General Corporation Law” is defined in the recitals.
(w)    “GHC” means GHC Woodlands Holdings LLC.
(x)    “LLC Unit” means a nonvoting common interest unit of TWFG Holding Company, LLC.
(y)    “Independent Directors” means each member of the Board who meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act.
(z)    “Majority Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by Bunch Holdings and the Class C Permitted Holders, collectively, of shares of Common Stock representing at least a majority of the total voting power of the outstanding shares of Common Stock entitled to vote generally in the election of Directors.
(aa)    “Paired Interest” means one LLC Unit together with one share of Class B Common Stock or one share of Class C Common Stock, as applicable, subject to adjustment pursuant to Section 4.02(c) of the TWFG LLC Agreement.
(bb)    “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
(cc)    “Preferred Stock” is defined in Section 4.1.
(dd)    “Preferred Stock Directors” is defined in Section 7.1.
(ee)    “Principal Stockholders” means Bunch Holdings, RenRe Ventures and GHC.
(ff)    “Proceeding” is defined in Section 11.1.
(gg)    “RenRe Ventures” means RenaissanceRe Ventures U.S. LLC.

(hh)    “Stock Adjustment” is defined in Section 5.1(ii)(3).
(ii)    “Substantial Ownership Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by Bunch Holdings and the Class C Permitted Holders, collectively, of shares of Common Stock representing at least ten percent (10%) of the total voting power of the outstanding shares of Common Stock entitled to vote generally in the election of Directors.
(jj)    “Transfer” of a share of Class B Common Stock or Class C Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (at such times as action by written consent of stockholders is permitted under this Certificate of Incorporation); (ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (z) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iv) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (v) the fact that the spouse of any holder of Class B Common Stock or Class C Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock or Class C Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock or Class C Common Stock.

(kk)    “TWFG Holding Company, LLC” means TWFG Holding Company, LLC, a Texas limited liability company or any successor thereto.
(ll)    “TWFG LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of TWFG Holding Company, LLC, dated as of July 17, 2024, by and among TWFG Holding Company, LLC, the Corporation, Bunch Holdings, RenRe Ventures, GHC and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.
(mm)    “Vice Chairman” means the Vice Chairman of the Board.
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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of TWFG, Inc. has been duly executed by the officer below this 17th day of July, 2024.

By:	/s/ Richard F. Bunch III
Name:	Richard F. Bunch III
Title:	Chairman and Chief Executive Officer
[Signature Page to Amended and Restated Certificate of Incorporation]